EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF INCORPORATION
of
EQUITY MARKETING, INC.
Pursuant to Section 242 of the General Corporation Law
of the State of Delaware

     Equity Marketing, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST. At a meeting of the Board of Directors of the Corporation duly called and held on February 24, 2004, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at its Annual Meeting of Stockholders to be held on May 20, 2004. Such resolutions recommended that the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

          “FOURTH: A. Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is twenty-six million (26,000,000) shares, consisting of one million (1,000,000) shares of Preferred Stock, par value $.001 per share (hereinafter, the “Preferred Stock”), and twenty-five million (25,000,000) shares of Common Stock, par value $.001 per share (hereinafter, the “Common Stock”).”

     SECOND. At the Annual Meeting of Stockholders of the Corporation duly called and held on May 20, 2004, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation’s common stock, par value $.001 per share, and the Corporation’s Series A Senior Cumulative Participating Convertible Preferred Stock, par value $.001 per share, was obtained in favor of such amendment with respect to Article FOURTH.

     THIRD. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Teresa L. Tormey, its authorized officer, this 16th day of July, 2004.

By:	/s/ TERESA L. TORMEY
Teresa L. Tormey,
Executive Vice President, General Counsel and Secretary